EXHIBIT 10.1

UNITED STATES CELLULAR CORPORATION

EXECUTIVE DEFERRED COMPENSATION INTEREST ACCOUNT PLAN

(Amended and Restated Effective January 1, 2008)

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Section 7.6	Applicable Law	11
Section 7.7	Plurals and Headings	11
Section 7.8	Plan Not to Affect Employment Relationship	11
Section 7.9	Inability to Locate Participant or Designated Beneficiary	11
Section 7.10	Distributions to Minors and Incapacitated Individuals	11
Section 7.11	Successors and Assigns	11
Section 7.12	Election Form Subject to Plan	11
Section 7.13	Severability	12
Section 7.14	Compliance with Section 409A of the Code	12

ARTICLE 8	Amendment or Termination	12

Section 8.1	Amendment	12
Section 8.2	Plan Termination	12

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UNITED STATES CELLULAR CORPORATION
EXECUTIVE DEFERRED COMPENSATION INTEREST ACCOUNT PLAN

(Amended and Restated Effective January 1, 2008)

ARTICLE 1

Introduction

Section 1.1             Title. The title of this Plan shall be the “United States Cellular Corporation Executive Deferred Compensation Interest Account Plan.”

Section 1.2             Purpose. This Plan shall constitute an unfunded nonqualified deferred compensation arrangement established for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers.

Section 1.3             Effective Date. This amended and restated Plan is effective January 1, 2008 and shall govern deferrals of compensation under the Plan that are subject to section 409A of the Code, including deferrals for services performed in calendar years commencing on or after January 1, 2005 (and interest credited to such deferrals). Except in the event of a “material modification” (within the meaning of section 409A of the Code) of the deferred compensation agreements setting forth the terms and conditions of the Plan prior to January 1, 2005, all deferrals of compensation under the Plan for services performed in calendar years commencing prior to January 1, 2005 and all interest credited to such deferrals at any time (prior to, on and after January 1, 2005) shall be governed by such agreements, and shall not be subject to the terms of this amended and restated plan document.

ARTICLE 2

Definitions

“Affiliate” means (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer.

“Base Salary” means the base salary payable by an Employer to a Participant for services to be performed during the Plan Year for which the Participant is submitting an Election Form.

“Bonus” means a Participant’s quarterly sales bonus (including any annual component to the sales bonus) and annual bonus, if any, for services to be performed during the Plan Year for which the Participant is submitting an Election Form.

 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

“Company” means United States Cellular Corporation, a Delaware corporation, or any successor thereto.

“Deferred Compensation” means the amount of Base Salary and Bonus that a Participant elects to defer pursuant to Section 3.2.

“Deferred Compensation Account” means the bookkeeping account maintained by the Company for each Participant to which shall be credited (i) the Participant’s Deferred Compensation and (ii) interest credited pursuant to Section 4.2. A Deferred Compensation Account may consist of subaccounts for each Plan Year with respect to which a Participant defers compensation under the Plan.

“Designated Beneficiary” means the Participant’s beneficiary designated pursuant to Section 5.7.

“Disabled” or “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Election Form” means the form prescribed by the Plan Administrator which is completed by the Participant pursuant to Sections 3.2 and 3.3. For Plan Years prior to 2008, the Election Form was in the form of the Executive Deferred Compensation Agreement—Interest Account. References herein to the Election Form also shall include any revisions to the payment provisions of the Election Form pursuant to Section 3.3(c) or 5.6.

“Elective Account Balance Plan” means an “account balance plan” within the meaning of Treasury Regulation §1.409A-1(c)(2)(i)(A) maintained by the Employers or any of their Affiliates pursuant to which an individual may elect to defer compensation. For this purpose, an Elective Account Balance Plan shall include, without limitation, (i) this Plan, (ii) the phantom stock deferral arrangements maintained by the Company and (iii) the interest-bearing and phantom stock deferral arrangements maintained by Telephone and Data Systems, Inc. and TDS Telecommunications Corporation.

“Eligible Employee” shall have the meaning set forth in Section 3.1.

“Employer” means the Company and each Affiliate that with the consent of the Company elects to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“Key Employee” shall have the meaning set forth in the United States Cellular Corporation Key Employee Policy, which policy hereby is incorporated herein.

“Newly Eligible Employee” means an individual who (i) newly is eligible to participate in this Plan and (ii) was not, at any time during the 24-month period ending on the date on which he or she became eligible to participate in this Plan, eligible to participate in any Elective Account Balance Plan (irrespective of whether such individual in fact elected to participate in such plan). For this purpose, an individual is not eligible to participate in an Elective Account Balance Plan solely on account of the accrual of interest or earnings on amounts previously deferred thereunder.

“Officer” means an employee who is a Vice President of an Employer or who holds a title with an Employer that is senior to that of a Vice President.

“Participant” means an Eligible Employee who participates in the Plan pursuant to Article 3.

“Payment Date” means the date elected by the Participant pursuant to Section 3.3, subject to any subsequent election pursuant to Section 5.6, on which the Participant’s Deferred Compensation Account becomes payable.

“Plan” means this “United States Cellular Corporation Executive Deferred Compensation Interest Account Plan,” as amended from time to time.

“Plan Administrator” means the Senior Director of Compensation of the Company. References herein to the Plan Administrator also shall include any person or committee to whom the Plan Administrator has delegated any of his or her responsibilities hereunder to the extent of the delegation.

“Plan Year” means the calendar year.

“Separation from Service” means a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). Notwithstanding any other provision herein, “affiliate” for purposes of determining whether a Participant has incurred a “Separation from Service” shall be defined to include all entities that would be treated as part of the group of entities comprising the Employers under sections 414(b) and (c) of the Code, but substituting a 50% ownership level for the 80% ownership level set forth therein.

“SVP-HR” means the Senior Vice President of Human Resources of the Company.

“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Designated Beneficiary or the Participant’s dependent (as defined in section 152 of the Code, without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) the loss of a Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, irrespective of whether caused by a natural disaster) or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of what may be considered to be Unforeseeable Emergencies include (a) the imminent foreclosure of or eviction from the Participant’s primary residence, (b) the need to pay for medical expenses, including non-refundable deductibles and the cost of prescription drug medication and (c) the need to pay for funeral expenses of a Participant’s spouse, Designated Beneficiary or dependent.

ARTICLE 3

Participation

Section 3.1             Eligibility. An employee of an Employer shall be eligible to participate in this Plan for a Plan Year if such employee (i) is an Officer, holds a title of director or is treated by an Employer for benefit purposes as a director-level employee and (ii) is notified by the Plan Administrator in writing or by electronic means that he or she is eligible to participate in the Plan for such Plan Year (an “Eligible Employee”). Only those employees of an Employer who are in a select group of management or are highly compensated (within the meaning of Title I of ERISA) may be designated by the Plan Administrator as eligible to participate in this Plan.

Section 3.2             Participation. (a)  In General. Each Eligible Employee may participate in the Plan for a Plan Year by submitting to the Plan Administrator an Election Form, and by specifying in such Election Form the respective percentages of Base Salary and Bonus otherwise payable to the Eligible Employee by an Employer for services to be performed in such Plan Year, in each case to be deducted from the Eligible Employee’s compensation and deferred hereunder for payment at a later date. An Election Form must be completed and submitted to the Plan Administrator at the time and in the manner prescribed by the Plan Administrator, but in all cases prior to the beginning of the Plan Year during which the Base Salary or Bonus is earned. Except as provided in Section 5.5(b), the deferred compensation percentages selected in the Election Form shall be in effect for the entire Plan Year and may not be changed or revoked during such Plan Year. In order to participate in the Plan for any subsequent Plan Year, an Eligible Employee must submit a new Election Form within the designated election period prior to the commencement of the Plan Year.

(b)           Special Rules for Newly Eligible Employees. Notwithstanding the provisions of Section 3.2(a), a Newly Eligible Employee may participate in the Plan during the Plan Year of his or her initial eligibility by submitting an Election Form within 30 days after the date he or she becomes eligible to participate in the Plan. Any such election to defer Base Salary for the Plan Year shall be given effect as of the second payroll occurring after the date of such election. Any such election to defer Bonus for the Plan Year shall apply solely to that portion of the Bonus equal to the total Bonus multiplied by the ratio of the number of days remaining in the quarterly or annual performance period, as applicable, subsequent to the date of such election over the total number of days in the performance period.

Section 3.3             Election of Payment Date and Form of Payment. (a) In General. In the event a Participant has elected to defer amounts for a Plan Year pursuant to Section 3.2, such Participant shall elect, utilizing the Election Form for such Plan Year, a Payment Date and a form of payment for the portion of his or her Deferred Compensation Account attributable to such Plan Year. The Participant may elect as a Payment Date either (i) the date of the Participant’s Separation from Service or (ii) any specified date which is one or more years after the first day of the Plan Year for which the deferral election is effective. The Participant shall elect as a form of payment for receiving his or her Deferred Compensation Account either (a) a lump sum or (b) quarterly installments. If the Participant elects the installment payment method, the Participant must designate in the Election Form the number of quarterly installment payments he or she wishes to receive, which cannot exceed 20. If an individual who has elected to participate in the Plan for a Plan Year fails, prior to the end of the election period described in Section 3.2, to make a valid election as to the Payment Date for his or her Deferred Compensation Account for such year, the Participant shall be deemed to have elected payment upon Separation from Service. If such an individual fails, prior to the end of such period, to make a valid election as to the form of payment for his or her Deferred Compensation Account for such year, the Participant shall be deemed to have elected payment in a lump sum.

(b)           Special Rules for Key Employees. Notwithstanding any provision to the contrary in this Plan or any election set forth in an Election Form, if a Participant is a Key Employee as of the date of the Participant’s Separation from Service, and is entitled to payment hereunder by reason of such Separation from Service, no payment under the Plan (including on account of the Participant’s Disability or Unforeseeable Emergency) shall be made to the Participant before the date which is six months after the date of the Separation from Service (or, if earlier than the end of such six-month period, the date of the Participant’s death). The aggregate amount of any payments which a Participant cannot receive, due to being a Key Employee, during the six-month period following the Participant’s Separation from Service shall be paid to the Participant in a lump sum during the seventh calendar month following the calendar month during which the Participant Separates from Service.

(c)           Special Transition Election. Notwithstanding the foregoing, Section 5.6 or any other provision of the Plan to the contrary, at a time determined by the Plan Administrator no later than December 31, 2008, a Participant shall be permitted to change the Payment Date and form of payment of the portion of his or her Deferred Compensation Account that is subject to section 409A of the Code, subject to rules and procedures established by the Plan Administrator and all requirements of section 409A of the Code and guidance provided thereunder.

ARTICLE 4

Accounts

Section 4.1             Deferred Compensation Account. The Company shall establish and maintain a Deferred Compensation Account for each Participant who elects Deferred Compensation under Article 3. The Company shall credit Deferred Compensation to a Participant’s Deferred Compensation Account as of the last day of the calendar month during which the Participant’s compensation is reduced by the amount of such Deferred Compensation.

Section 4.2             Crediting of Interest. On the last day of each calendar month until all of a Participant’s Deferred Compensation Account has been paid (or forfeited pursuant to Section 7.9), there shall be credited to the balance of such Deferred Compensation Account interest compounded monthly computed at a rate equal to one-twelfth (1/12) of the sum of (i) the average twenty (20) year Treasury Bond rate of interest (as published on the U.S. Department of Treasury website for the last business day of the preceding calendar month) plus (ii) 1.25 percentage point. Crediting of interest to a Deferred Compensation Account shall occur before any Deferred Compensation is credited pursuant to Section 4.1 for the month then ending.

ARTICLE 5

Payment of Deferred Compensation Account

Section 5.1             Normal Distribution. Except as otherwise provided herein, including the six month payment delay described in Section 3.3(b) for a Key Employee entitled to payment by reason of a Separation from Service, a Participant’s Deferred Compensation Account shall become payable to the Participant as of the Payment Date elected by the Participant. Payment shall be made either in a lump sum or installments, as elected by the Participant on the Election Form, in accordance with the payment schedule described in Section 5.4.

Section 5.2             Distribution Upon Disability. If a Participant becomes Disabled prior to the commencement of the payment of his or her Deferred Compensation Account, the Participant’s Deferred Compensation Account immediately shall become payable to the Participant (irrespective of the Payment Date elected by the Participant). Payment shall be made either in a lump sum or installments, as elected by the Participant on the Election Form, in accordance with the payment schedule described in Section 5.4. Distribution of the Deferred Compensation Account of a Key Employee who incurs a Disability after he or she has Separated from Service shall be subject to any delay required by Section 3.3(b).

Section 5.3             Distribution at Death. If a Participant dies prior to the total distribution of his or her Deferred Compensation Account, the Participant’s unpaid account immediately shall become payable in full to the Participant’s Designated Beneficiary. Payment shall be made in a lump sum at the time determined by the Company within sixty (60) days following the Participant’s death. This Section 5.3 shall apply notwithstanding any elections to the contrary made by a Participant on the Participant’s Election Forms for Plan Years prior to 2008.

Section 5.4             Timing of Distribution Upon Occurrence of Distribution Event. If a Participant elected distribution of his or her Deferred Compensation Account in the form of a lump sum, the Deferred Compensation Account shall be paid at the time determined by the Company within sixty (60) days after the occurrence of the event causing such account to be payable (the Payment Date or the Participant’s Disability, as applicable). If a Participant elected distribution of his or her Deferred Compensation Account in the form of installments, the Deferred Compensation Account shall be paid quarterly commencing with the fifteenth day of the first month of the calendar quarter following the calendar quarter of the occurrence of the event causing such account to be payable. Installments then will be paid on the fifteenth day of the first month of each succeeding calendar quarter until the entire Deferred Compensation Account (which includes interest earned during the installment period) has been paid. For purposes of section 409A of the Code, the entitlement to a series of installment payments under the Plan shall be treated as the entitlement to a single payment as of the date the first installment is scheduled to be paid.

Section 5.5             Withdrawals for an Unforeseeable Emergency. (a)   In General. Upon written request by a Participant whom the Plan Administrator determines has suffered an Unforeseeable Emergency, the Plan Administrator may, in his or her sole discretion, direct payment to the Participant of all or any portion of the Participant’s Deferred Compensation Account. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not exceed an amount reasonably necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes or penalties reasonably anticipated as a result of such payment after taking into account the extent to which such Unforeseeable Emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals hereunder or under any other Elective Account Balance Plan. In the event the Plan Administrator approves a withdrawal due to an Unforeseeable Emergency, payment shall be made to the Participant in a lump sum at the time determined by the Company within sixty (60) days after the Plan Administrator’s approval of such request. A request for an Unforeseeable Emergency withdrawal by a Key Employee who has Separated from Service shall be subject to any delay required by Section 3.3(b).

(b)           Impact on Deferral Election. In the event that a Participant receives a withdrawal due to the Participant’s Unforeseeable Emergency, whether under this Plan or any other nonqualified deferred compensation plan maintained by an Employer or Affiliate, any deferral election made by the Participant under this Plan or any other Elective Account Balance Plan with respect to the Plan Year during which the withdrawal occurs shall be cancelled for the remainder of the Plan Year.

Section 5.6             Subsequent Election. Each Participant may make a subsequent election to delay the Payment Date or change the form of payment, in each case as set forth in the Participant’s Election Form, provided that (i) such election shall not be effective until 12 months after the date on which the election is made; (ii) except in the case of payment on account of death, Disability or Unforeseeable Emergency, the payment with respect to such election must be deferred for a period of not less than five years from the date such payment otherwise would have been made (or, in the case of installment payments, five years from the date the first amount was scheduled to be paid); and (iii) such election cannot be made less than 12 months prior to the date of the scheduled payment (or, in the case of installment payments, 12 months prior to the date the first amount was scheduled to be paid). A subsequent election pursuant to this Section 5.6 shall be delivered to the Plan Administrator in the manner prescribed by the Plan Administrator and upon such delivery shall be irrevocable.

Section 5.7             Designation of Beneficiaries. Each Participant may name any one or more beneficiaries (who may be named concurrently, contingently or successively) to receive any amount payable pursuant to Section 5.3 upon the Participant’s death (the “Designated Beneficiary”) by executing a beneficiary designation form. The Participant may change or revoke any such designation by executing a new beneficiary designation form. A beneficiary designation form shall be in the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. If the Participant is married and names someone other than his or her spouse as a primary beneficiary, the designation is invalid unless the spouse consents by signing the beneficiary designation form in the presence of a Notary Public. If all Designated Beneficiaries predecease the Participant or, in the case of corporations, partnerships, trusts or other entities which are Designated Beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Participant’s death, or if the Participant fails to designate a beneficiary, then the following persons in the order set forth below shall be the Participant’s Designated Beneficiaries:  (i) the Participant’s spouse, if living; or if none, (ii) the Participant’s then living descendants, per stirpes; or if none, (iii) the Participant’s estate.

ARTICLE 6

Administration

Section 6.1             In General. The Plan shall be administered by the Plan Administrator. The duties and authority of the Plan Administrator shall include (i) the interpretation of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making, in his or her sole discretion, of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other actions as may be required for the proper administration of the Plan in accordance with its terms. Any decision of the Plan Administrator with respect to any matter within the authority of the Plan Administrator shall be final, binding and conclusive upon the Employers, each Participant, each Designated Beneficiary and any other person. Benefits under this Plan shall be paid only if the Plan Administrator decides, in his or her sole discretion, that the Participant, Designated Beneficiary or other person is entitled to them. Any action taken by the Plan Administrator with respect to any one or more Participants shall not be binding on the Plan Administrator as to any action to be taken with respect to any other Participant. The Plan Administrator may be a Participant, but the SVP-HR (rather than the Plan Administrator) shall make any decision involving solely the Plan Administrator’s rights or the computation of his or her benefits under the Plan. The Plan Administrator may designate any other person or committee, including employees of the Employers, to carry out any of his or her responsibilities with respect to administration of the Plan.

Section 6.2             Claims Procedure. (a)  Filing of Claim. If any Participant or Designated Beneficiary believes he or she is entitled to benefits under the Plan in an amount greater than those which he or she is receiving or has received, the Participant or Designated Beneficiary (or his or her duly authorized representative) may file a claim with the Plan Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant.

(b)           Initial Review of Claim. The Plan Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim give written or electronic notice to the claimant of his or her decision with respect to the claim. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 90-day period and in no event shall such an extension exceed 90 days. The notice of the decision of the Plan Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, shall set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the appeals procedure under the Plan and the time limits applicable to such procedure (including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following the final denial of a claim).

(c)           Filing an Appeal of Claim Denial. The claimant (or his or her duly authorized representative) may request a review of the denial by filing with the SVP-HR a written request for such review within 60 days after notice of the denial has been received by the claimant. Within the same 60-day period, the claimant may submit to the SVP-HR written comments, documents, records and other information relating to the claim. Upon request and free of charge, the claimant also may have reasonable access to, and copies of, documents, records and other information relevant to the claim.

(d)           Review of Claim Denial. If a request for review is so filed, review of the denial shall be made by the SVP-HR and the claimant shall be given written or electronic notice of the final decision of the SVP-HR within 60 days after receipt of such request, unless special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be so advised in writing or by electronic means within the initial 60-day period and in no event shall such an extension exceed 60 days. If the appeal of the claim is wholly or partially denied, the notice of the final decision of the SVP-HR shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents, records and information. The notice shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his or her right to bring a civil action under section 502(a) of ERISA.

(e)           Claim for Disability Distribution. Notwithstanding the foregoing, a Participant’s claim that he or she is entitled to a distribution of the Participant’s Deferred Compensation Account pursuant to Section 5.2 due to the Participant’s Disability shall be processed in accordance with the provisions of Department of Labor Regulation §2560.503-1 regarding claims for disability benefits.

Section 6.3             Immunity of SVP-HR and Plan Administrator. The SVP-HR and the Plan Administrator may rely upon any information, report or opinion supplied to them by a designated agent of an Employer or any legal counsel or independent public accountant, and shall be fully protected in relying upon any such information, report or opinion. The Employers hereby jointly and severally indemnify the SVP-HR and the Plan Administrator from the effects and consequences of their acts, omissions and conduct in their official capacity, except to the extent such effects and consequences result from their own willful misconduct or illegal acts.

ARTICLE 7

General Provisions

Section 7.1             Base Salary Payable for Final Payroll Period. For purposes of this Plan, and effective January 1, 2005, Base Salary payable after the last day of a Plan Year solely for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Base Salary for services performed in the Plan Year in which the payroll period commenced (as opposed to the Plan Year in which the Base Salary is payable).

Section 7.2             Leaves of Absence. For purposes of this Plan, a Participant shall not have a Separation from Service while the Participant is on a military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if such leave does not exceed 6 months (or, if the leave exceeds 6 months, provided that the Participant’s right to reemployment is protected either by statute or contract). If the Participant’s leave exceeds 6 months and the right to reemployment is not protected by statute or contract, then the Participant shall be deemed to have Separated from Service for purposes of this Plan as of the first day immediately following the end of the six-month period. Notwithstanding the foregoing, where a leave is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 6 months, and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the 6-month period of absence set forth in the immediately preceding two sentences.

Section 7.3             Source of Payment. Amounts payable under this Plan shall be paid from the general funds of the Employers, and each Participant shall be no more than an unsecured general creditor of his or her Employer with no right to any specific assets of the Employer (whose claim may be subordinated to those of other creditors of the Employer). Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Employers and any Participant with respect to any assets of the Employers.

Section 7.4             Withholding. Appropriate amounts shall be withheld from any distribution made under this Plan or from a Participant’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided under this Plan.

Section 7.5             Assignment. Except as provided in Section 5.7, the benefits provided under this Plan may not be alienated, assigned, transferred, pledged or hypothecated by the voluntary or involuntary act of any person, by operation of law, or otherwise. Any attempt to alienate, assign, transfer, pledge or hypothecate the benefits provided under this Plan shall be null and void and without legal effect. The benefits provided under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishments or executions.

Section 7.6             Applicable Law. This Plan shall be construed, administered and governed in all respects in accordance with the laws of the State of Illinois to the extent that the latter are not preempted by ERISA or other applicable federal law.

Section 7.7             Plurals and Headings. Wherever used herein, words in the singular form shall be construed as though they also were used in the plural form, and words in the plural form shall be construed as though they also were used in the singular form, where appropriate. Headings of sections and subsections of this Plan are inserted for convenience of reference only and are not part of this Plan and are not to be considered in the construction thereof.

Section 7.8             Plan Not to Affect Employment Relationship. Neither the adoption of this Plan nor its operation shall in any way affect the right and power of the Employers to dismiss or otherwise terminate the employment or change the terms of the employment or amount of compensation of any Participant at any time for any reason with or without cause.

Section 7.9             Inability to Locate Participant or Designated Beneficiary. If, as of the Latest Payment Date, the Plan Administrator is unable to make payment of all or a portion of a Participant’s Deferred Compensation Account to such Participant or his or her Designated Beneficiary because the whereabouts of such person cannot be ascertained (notwithstanding the mailing of notice to any last known address or addresses and the exercise by the Plan Administrator of other reasonable diligence), then such Participant’s Deferred Compensation Account, or portion thereof, as applicable, shall be forfeited. For this purpose, the “Latest Payment Date” shall be the latest date on which a Participant’s Deferred Compensation Account, or portion thereof, as applicable, may be paid to the Participant or the Designated Beneficiary without the imposition of excise taxes and other penalties under section 409A of the Code.

Section 7.10           Distributions to Minors and Incapacitated Individuals. If a payment hereunder is to be made to a minor or to an individual who, in the opinion of the Plan Administrator, is unable to manage his or her affairs by reason of illness, accident or mental incompetency, such payment may be made to or for the benefit of such individual in such of the following ways as the legal representative of such individual shall direct:  (i) directly to any such minor individual, if in the opinion of such legal representative, such individual is able to manage his or her affairs, (ii) to such legal representative, (iii) to a custodian under a Uniform Gifts to Minors Act for any such minor individual, or (iv) to some near relative of any such individual to be used for the latter’s benefit. Neither the Plan Administrator nor any Employer shall be required to see to the application by any third party other than the legal representative of an individual of any payment made to or for the benefit of such individual pursuant to this Section. Any payment so made shall be in complete discharge of this Plan’s obligations to such individual.

Section 7.11           Successors and Assigns. This Plan is binding on all persons entitled to benefits hereunder and their heirs and legal representatives and on the Employers and their successors.

Section 7.12           Election Form Subject to Plan. An Election Form is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event of any inconsistency between the terms of an Election Form and the terms of the Plan, the terms of the Plan shall govern.

Section 7.13           Severability. If any provision of this Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the invalid or unenforceable provision had never been set forth herein.

Section 7.14           Compliance with Section 409A of the Code. This amended and restated Plan is intended to comply with section 409A of the Code and shall be interpreted and construed accordingly. In the event the terms of this amended and restated Plan do not comply with section 409A of the Code, the Company shall amend the terms of this Plan to avoid excise taxes and other penalties under section 409A of the Code, to the extent possible. Notwithstanding the foregoing, under no circumstance shall the Employers be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant or other person due to any failure to comply with section 409A of the Code.

ARTICLE 8

Amendment or Termination

Section 8.1             Amendment. The SVP-HR in his sole discretion shall have the right to amend the Plan at any time and for any reason. In no event shall any amendment reduce the amount credited to a Participant’s Deferred Compensation Account.

Section 8.2             Plan Termination. The SVP-HR in his sole discretion may terminate the Plan at any time and for any reason. Upon a termination of the Plan, all Deferred Compensation Accounts shall be paid to Participants and Designated Beneficiaries pursuant to the terms of the Plan and the Participant elections thereunder. In no event shall the amount credited to a Participant’s Deferred Compensation Account be reduced as a result of a Plan termination.

IN WITNESS WHEREOF, the Company has caused the Plan, as amended and restated herein, to be executed by its SVP-HR this 10th day of December, 2007.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Jeffrey J. Childs
Jeffrey J. Childs